EXHIBIT  8.1
June 6, 1996

Strawbridge & Clothier
801 Market Street
Philadelphia, PA 19107

Gentlemen:

Pursuant to an agreement dated as of April 4, 1996, by and between The May Department Stores Company, a New York corporation ("May New York") and Strawbridge & Clothier ("Strawbridge's") (the "Agreement"), Strawbridge's will transfer substantially all of its assets and liabilities to May New York in exchange for the common stock of The May Department Stores Company, a Delaware corporation and direct parent corporation of May New York ("May Delaware") (the "May Common Stock") (the "Reorganization"). May New York and May Delaware are collectively referred to herein as "May." Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Strawbridge's in connection with the Reorganization, and you have requested our opinion regarding certain federal income tax consequences of the Reorganization to Strawbridge's and Strawbridge's shareholders of record on the date of the Initial Distribution. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     A. The Agreement;

     B. The Registration Statement on Form S-4, including the Proxy Statement/Prospectus included therein (the "Registration Statement"); and

     C. Such other instruments and documents related to the formation, organization and operation of May and Strawbridge's or to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In preparing our opinion we have reviewed such federal income tax authority as we deemed relevant under the circumstances.

Strawbridge & Clothier
June 6, 1996

Further, for purposes of this opinion, we have assumed, with your permission and without independent investigation, the following:

           1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

           2. The "FACTS" section contained herein is true, correct, and complete in all material respects.

           3. The fair market value of the May Common Stock received by the Strawbridge's shareholders will be approximately equal to the fair market value of the Strawbridge's Common Stock surrendered in exchange therefor.

           4. May will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Strawbridge's immediately prior to the Reorganization. For this purpose, the Clover Stores (and proceeds from the sale therof pursuant to the Clover Sale) are treated as assets held by Strawbridge's immediately prior to the Reorganization.

           5. To the best knowledge of the management of Strawbridge's, there is no present plan or intention on the part of the Strawbridge's shareholders to sell, exchange, or otherwise dispose of, in the foreseeable future, a number of shares of May Common Stock received in the Reorganization that would reduce the Strawbridge's shareholders' ownership of May Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of the formerly outstanding stock of Strawbridge's as of the same date. For purposes of this representation, shares of Strawbridge's Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of May Common Stock will be treated as outstanding Strawbridge's Common Stock at the Effective Time. Moreover, shares of Strawbridge's Common Stock and shares of May Common Stock held by Strawbridge's shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. In addition, shares of May Common Stock held by Strawbridge's and subsequently disposed of, in order to pay expenses related to the Reorganization, or for any other purpose, will be considered in making this representation.

Strawbridge & Clothier
June 6, 1996

           6. May has no plan or intention to sell or otherwise dispose of any significant portion of the assets of Strawbridge's acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

           7. Strawbridge's will distribute the stock, securities and other property it receives in the transaction, and its other properties, in pursuance of the plan of reorganization.

           8. The liabilities of Strawbridge's assumed by May as a result of the Reorganization and the liabilities to which the transferred assets of Strawbridge's are subject were incurred by Strawbridge's in the ordinary course of its business.

           9. Following the Reorganization, May will continue the historic Department Store business of Strawbridge's or use a significant portion of Strawbridge's historic Department Store business assets in a business.

           10. Strawbridge's and May will pay their respective expenses, if any, incurred in connection with the transaction, and May is permitted to pay or assume only those expenses of Strawbridge's that May has expressly agreed to pay or assume pursuant to the Agreement.

           11. There is no intercorporate indebtedness existing between Strawbridge's and May that was issued, acquired, or will be settled at a discount.

           12. Neither Strawbridge's nor May is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

           13. Strawbridge's is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           14. May does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Strawbridge's.

Strawbridge & Clothier
June 6, 1996

           15. The fair market value of the assets of Strawbridge's transferred to May will equal or exceed the sum of any liabilities assumed by May, plus the amount of liabilities, if any, to which the transferred assets are subject.

           16. The payment of cash in lieu of fractional shares of May Common Stock is solely for the purpose of avoiding the expense and inconvenience to May of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Strawbridge's shareholders instead of issuing fractional shares of May Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Strawbridge's shareholders in exchange for their shares of Strawbridge's Common Stock. The fractional share interests of each Strawbridge's shareholder will be aggregated, and no Strawbridge's shareholder will receive cash in an amount equal to or greater than the value of one full share of May Common Stock.

           17. None of the compensation received by any shareholder-employees of Strawbridge's will be separate consideration for, or allocable to, any of their shares of Strawbridge's Common Stock; none of the shares of May Common Stock received by any shareholder-employees will be separate consideration for, or allocable to any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                      FACTS

Strawbridge's operates 13 department stores in Philadelphia and the surrounding Delaware Valley area of Pennsylvania, New Jersey, and Delaware. Strawbridge's also operates 26 discount stores under the Clover name in the same market area, as well as in the Lehigh Valley area of Pennsylvania. In addition Strawbridge's operates one Home Furnishings store in northern Delaware. May is one of the nation's largest retailing companies. May's principal retail segments consist of eight department store companies across the United States.

The Reorganization will be consummated in two steps. The first step of the Reorganization will be accomplished through the

Strawbridge & Clothier
June 6, 1996

Department Store Sale of substantially all the assets of the Strawbridge's department store division to May and the assumption of certain Strawbridge's liabilities by May. In the Department Store Sale, Strawbridge's will receive 4.2 million shares of May Common Stock, subject to adjustment, and May will assume certain Strawbridge's liabilities. Subsequent to the Department Store Sale, Strawbridge's will consummate the Clover Sale of all the discount store real estate properties to Kimco Realty Corporation ("Kimco") for which Strawbridge's will receive $40.0 million in cash, subject to adjustment, from Kimco and Kimco will assume certain lease liabilities, followed by the sale of all the discount store inventory and fixtures. The second step in the Reorganization will be accomplished through the transfer by Strawbridge's of the Disposition Proceeds, if any, in exchange for the Second Closing Consideration.

After the closing of the Department Store Sale, Strawbridge's will make a partial distribution to its shareholders of May Common Stock received in the Department Store Sale. The final steps of the Reorganization will require that Strawbridge's dispose of its remaining assets, satisfy or make provision for its remaining liabilities and unmatured claims (the "Retained Liabilities"), dissolve Strawbridge's and transfer the remaining May Common Shares to a liquidating trust (the "Liquidating Trust") within one year of the closing date of the Department Store Sale. A final distribution of May Common Stock, if any, from the Liquidating Trust will take place approximately two years from the dissolution date.

                                    OPINIONS

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, and on the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes the Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and accordingly:

     A. Strawbridge's and May will each be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

     B. No gain or loss will be recognized by Strawbridge's or May as a result of the Reorganization;

Strawbridge & Clothier
June 6, 1996

     C. No gain or loss will be recognized to the Strawbridge's shareholders upon receipt of May Common Stock in liquidation of their Strawbridge's Common Stock pursuant to the Reorganization except to the extent that a Strawbridge's shareholder receives or is deemed to receive property other than May Common Stock (including cash received in lieu of fractional shares of May stock), including as a consequence of receiving a beneficial interest in the Liquidating Trust (which would be the case to the extent that cash or other property is contributed to the Liquidating Trust);

     D. To the extent that they hold their Strawbridge's Common Stock as capital assets, the Strawbridge's shareholders receiving May Common Stock pursuant to the Reorganization will include their holding period for the Strawbridge's Common Stock in computing their holding periods for such May Common Stock;

     E. The holding period of the assets acquired by May will include the period for which such assets were held by Strawbridge's;

     F. The aggregate tax basis of the May Common Stock received by the Strawbridge's shareholders in the Reorganization, including May Common Stock that is deemed to be received by Strawbridge's shareholders as a result of receiving a beneficial interest in the Liquidating Trust, will be the same as the aggregate tax basis such shareholders had in their Strawbridge's Common Stock prior to the Reorganization, increased by the amount of gain recognized on the exchange, and decreased by the amount of any property other than May Common Stock received in the Reorganization, or deemed received as a result of the receipt of a beneficial interest in the Liquidating Trust (the aggregate tax basis of the Strawbridge's Common Stock surrendered in the exchange will be allocated between the May Common Stock actually received and the Strawbridge's shareholder's pro rata share of the May Common Stock held in the Liquidating Trust); and

     G. The tax basis of the Strawbridge's assets received by May will be the same as the basis such assets had in the hands of Strawbridge's immediately prior to the Reorganization.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

Strawbridge & Clothier
June 6, 1996

           1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

           2. No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any transaction whatsoever, including the Reorganization, if all the transactions described in the Agreement or otherwise contemplated, including, without limitation, the Clover Sale and the establishment of the Liquidating Trust for the sole purpose of liquidating the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

           3. This opinion has been delivered to you for the purpose of complying with Securities and Exchange Commission requirements relating to the offering of the May shares. We consent to the use of this opinion as an exhibit to the Registration Statement to register the May shares issued in connection with the Reorganization, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Strawbridge & Clothier
June 6, 1996
of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



Morgan, Lewis & Bockius LLP